UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report: July 10, 2017

(Date of earliest event reported)

Uniprop Manufactured Housing Communities Income Fund II

(Exact name of registrant as specified in its charter)

Michigan	000-16701	38-2702802
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

280 Daines Street, Suite 300, Birmingham, MI 48009

(Address of principal executive offices) (Zip Code)

248-645-9220

Registrant’s telephone number, including area code

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 MATERIAL DEFINITIVE AGREEMENT

Uniprop Manufactured Housing Communities Income Fund II (”Fund”) currently owns two manufactured housing communities located in Nevada and Florida.

On July 10, 2017, the Fund entered into a Contract for the Sale of all the Real and Personal Property of Sunshine Village, located in Davie, FL, with a buyer (“Buyer”). The total sales price is $34,000,000, or 98% of that. There is a thirty (30) day Due Diligence Period, with a subsequent Closing Date thirty (30) days from the expiration of the Due Diligence Period. The Contract was unanimously approved by the Board of Directors and the recommendation from the General Partner to enter into the Contract was supported by the Consultant for the Fund. Furthermore, the Board and the Consultant approved a sale at 98% of $34,000,000.

The Homeowner’s Association has a forty-five (45) day Right of First Refusal Period, which will run concurrently with the thirty (30) day Due Diligence Period. In the event the Homeowner’s Association does not waive its Right of First Refusal within thirty (30) days, the Due Diligence Period will automatically be extended for twenty (20) days, to allow the Right of First Refusal Period to expire.

There is no brokerage commission due from the sale and the Buyer has agreed to pay all closing costs. The sale price is over $9,000,000 higher than the most recent broker opinion of value reported in the Form 10-K dated 12/31/2016.

Net cash proceeds from the sale and available for distribution to limited partners, are estimated to be approximately $25,000,000, should a closing occur under the terms of the existing Contract.

While the Fund’s management believes that the Buyer is financially capable of completing the proposed transaction and intends to consummate the purchase, there can be no assurance that the closing will occur.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNIPROP MANUFACTURED HOUSING COMMUNITIES INCOME FUND II
(Registrant)

Dated: July 10, 2017

By:	Genesis Associates Limited Partnership,
General Partner

By:	Uniprop Inc.,
its Managing General Partner

By:	/s/ Susann E. Kehrig

Susann E. Kehrig, Principal Financial Officer